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                                                                  EXHIBIT 10.14


                                 April 5, 1993

Mr. Harry S. Budow
5904 Kensington
Plano, Texas  75093

         Re:     Personal Services Agreement

Dear Harry:

         This letter will set forth the terms of our understanding regarding your employment by Spectradyne, Inc. (hereinafter the "Company") as follows:

1. Employment Duties: You accept employment as the Senior Vice President of Marketing and Business Development for the Company, or such other comparable title and responsibilities as may be awarded and agreed upon by the parties, reporting to the President and Chief Executive Officer. You will perform such duties, functions and responsibilities commensurate with and appropriate to your position as directed by the President and Chief Executive Officer of the Company and you are vested with the necessary power and authority to carry out and discharge such duties, functions and responsibilities.

2. Term: The initial term of your personal services agreement with the Company shall be for two (2) years commencing on the date hereof and continuing through and including April 5, 1995. Unless either party notifies the other in writing at least three (3) months prior to the expiration of the then current term of this personal services agreement, the term of the agreement shall be automatically extended for an additional one (1) year period. This agreement may be terminated by either party, at any time, upon thirty (30) days prior written notice for breach of the terms of this Agreement by the party receiving such notice of termination.

3. Compensation: As consideration for your services to be performed hereunder, the Company shall pay you an annual base salary of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), as same may be increased from time to time during the term of this agreement in accordance with the Company's approval requirements and procedures. The annual base salary shall be paid to you in periodic installments throughout the year in accordance with the Company's normal and customary pay policy then in effect for executive officers of the Company. In addition to the annual base salary, you may be awarded an annual discretionary incentive bonus pursuant to the Company's incentive bonus plan then in effect during the particular year of your employment hereunder. The amount of the annual base salary and any other amounts payable to you pursuant to this agreement are gross amounts due by the Company to you hereunder, and the Company shall have the right to deduct therefrom all taxes and other
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         amounts which may be required to be deducted or withheld by law, including, but not limited to, federal income tax withholdings and any social security payments.

4. Benefits, Incentive Plans and Business Expenses: During the term of this agreement, and in the event of the termination of this agreement for so long as the Company pays you in accordance with the terms of this agreement, and in accordance with the Company's approval requirements and procedures, you shall be entitled to participate in such employee benefit plans and programs maintained by the Company for the benefit of its executive officers as set forth in Schedule A attached hereto, as same may be amended or modified from time to time hereafter, and to participate in applicable new or amended programs established during the term of this agreement, including, but not limited to, medical, dental, health, life, accident and disability insurance programs, savings for retirement plans, incentive stock option plans, and other equity participation programs; provided, however, that in the event of the termination of this agreement for so long as the Company pays you in accordance with the terms of this agreement, in accordance with the Company's approval requirements and procedures, you may be eligible to participate in new incentive stock option plans and other equity participation programs which are created by the Company after the termination of this agreement. You shall be reimbursed for any business expenses reasonably incurred by you in carrying out your duties, functions and responsibilities hereunder. You shall be entitled to annual vacation and sick leave time pursuant to the plan or policy then in effect which is available for other executive officers of the Company.

5. Covenant Not to Compete: During the term of this agreement, and in the event of the termination of this Agreement for so long as the Company pays you in accordance with the terms of this agreement, you covenant and agree that you will not, in the United States of America or Canada, engage in as a principal, partner, agent or consultant, or be employed by, any business or group of affiliated or unaffiliated businesses (other than the Company) that engage in providing or operating entertainment services to lodging, hospitality, healthcare, education, military or residential markets and that are competitive with any material line or business in which the Company or its affiliates then currently engages or which the Company or its affiliates are then currently developing, including, but without limitation, applicable hardware or software systems, and guest interactive services. You and the Company hereby agree that in the event that either the length of time or geographical area set forth herein is deemed too restrictive by any court of competent jurisdiction, the court may reduce such restriction to those which it deems reasonable under the circumstances.

6. Confidentiality, Proprietary Information and Trade Secrets: During the term of this agreement and for two (2) years thereafter, you shall not disclose, communicate or divulge to, or use for the direct or indirect benefit of any third person, firm, association or company other than the Company, the following confidential information ("Confidential Information"):





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         (i)     any proprietary information regarding
                 (a)  the business methods;
                 (b) business policies, procedures, strategies, tactics or techniques;
                 (c)  research or development projects or results; or
                 (d)  trade secrets;

         (ii) any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients; and

         (iii) any other confidential and proprietary information relating to or dealing with the business operations or activities of the Company, made known to you or learned or acquired by you while employed by the Company.

         Further, you and the Company hereby agree that the following information shall not be deemed Confidential Information and that you shall have no obligation with respect to any information which:

         (i) is now or which hereafter becomes publicly known or available through no act or failure to act on your part;

         (ii) is demonstrably known to you at the time of receipt and you can establish such knowledge by documentary evidence in your files;

         (iii) is hereafter furnished to you by a third party who has obtained Confidential Information rightfully without restriction on its disclosure;

         (iv) is disclosed by you pursuant to the requirement of a governmental agency or when disclosure is permitted by operation of law; or

         (v) is demonstrably developed independently by you, provided that you can establish by documentary evidence that the person or persons developing it have not had access to any Confidential Information received.

         You may disclose such Confidential Information to any party provided that it is made only in the normal course of business and for the benefit of the Company. All advertising, sales and other materials, including, but without limitation, data processing reports, customer sales analysis, invoices, or any other materials or data of any kind furnished to you by the Company or developed by you on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with your employment hereunder, subject to the limitations regarding Confidential Information set forth immediately above, are and shall be deemed to be Confidential Information and are to remain the sole, exclusive and confidential property of the Company. Upon the termination of your employment hereunder, you shall immediately deliver all such materials, and any and all copies thereof, to the Company. You acknowledge and agree





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         that the restrictions contained in this Section 6, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Company , and that any violation thereof would result in irreparable harm to the Company, and you therefore further acknowledge and agree that, in the event you violate any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive or equitable relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies at law or in equity to which the Company may be entitled.

7. Waiver: No waiver by either party to this agreement or any failure by the other party to keep or perform any covenant or condition of this agreement shall be deemed to be a waiver of any preceding or succeeding breach of this agreement, or any other covenant or condition.

8. Assignment: The Company may assign all or any part of its rights under this agreement to any person or entity, but no such assignment shall relieve the Company of its obligations hereunder. You shall not have the right to assign this agreement or any of your rights hereunder.

9. Entire Agreement, Governing Law: This agreement contains the entire agreement between you and the Company relating to your personal services agreement and supersedes all previous agreements and understandings between you and the Company, whether written or oral, with respect to the subject matter. This agreement may not be modified, altered or amended except by a writing executed by both parties. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Texas.

         If the foregoing accurately reflects our agreement, please execute each copy of this letter in the appropriate space set forth below.

                                           Very truly yours,

                                           SPECTRADYNE, INC.

                                           By:     /s/ ALBERT D. JEROME
                                                   Albert D. Jerome
                                                   President and Chief Executive
                                                   Officer


ACKNOWLEDGED AND AGREED TO
this 5th day of April, 1993:

BY:     /S/ HARRY S. BUDOW
        Harry S. Budow



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                                   EXHIBIT A


         1. Health insurance deductible waived for Harry Budow and dependents.

         2. Health insurance coverage fee waived for Harry Budow and dependents.

         3. Eligible medical expenses paid at 100% of the normal and customary rate.

         4. Eligible dental expenses paid at 100% up to the annual maximum of $1,000 per family member.

         5.      Short term disability benefit - 26 weeks at full pay.

         6. Long term disability benefit - 60% of base pay (maximum of $10,000/month).

         7. Life insurance coverage at 4 X annual salary (maximum of $500,000).

         8. A maximum of $1,200.00 for purposes of annual physical exam, financial tax assistance, health/sports/country club memberships, or home health equipment and apparatus. These other benefits are to be paid by Harry Budow and submitted to the Company for reimbursement.

         9.      Automobile allowance in an amount equal to $750.00 per month.

         10. Reimbursement of annual American Airlines Admirals Club fees, Delta Airlines Crown Room Club fees and airline upgrades.





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